Exhibit 4.2

Grayscale Digital Large Cap Fund LLC

PO Box 309, Ugland House

Grand Cayman, KY1-1104

Cayman Islands

Amendment No. 1 to the

Second Amended and Restated Limited Liability Company Agreement of

Grayscale Digital Large Cap Fund LLC

This Amendment No. 1 (the “Amendment”) to the Second Amended and Restated Limited Liability Company Agreement dated March 7, 2018 (the “LLC Agreement”) of Grayscale Digital Large Cap Fund LLC (the “Fund”) is made on January 1, 2021 by Grayscale Investments, LLC as the sole manager of the Fund (the “Manager”). All capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the LLC Agreement.

Recitals

A.

The LLC Agreement, pursuant to Section 9.1(a), may be amended by the Manager in its sole discretion without the consent of Shareholders in order to effect a change that does not materially adversely affect the interests of Shareholders; and

B.	The Manager wishes to amend the LLC Agreement to effect the amendments set out in this Amendment, being a reduction in the Manager’s Fee.

Operative Provisions

1.	Amendment: The Manager hereby amends Section 5.8(a)(i) of the LLC Agreement as follows (with ~~strike through~~ representing deletions and double underling representing additions):

(i)    The Fund shall pay to the Manager, in the manner set forth in SECTION 5.8(a)(ii), a fee (the “Manager’s Fee”), payable in Fund Components (except as provided in SECTION 5.8(a)(v)), which shall accrue daily in U.S. Dollars at an annual rate of ~~3.0%~~2.5% of the Digital Asset Holdings Fee Basis Amount of the Fund as of 4:00pm, New York time; provided that (x) for a day that is not a Business Day or (y) during a Rebalancing Period, the calculation shall be based on the Digital Asset Holdings Fee Basis Amount from the most recent Business Day. The Manager’s Fee is payable to the Manager monthly in arrears.

2.

Binding Effect: This Amendment, memoralizing an amendment duly adopted pursuant to the terms of the LLC Agreement and executed by the Manager in accordance with the provisions of Section 9.1 shall be binding on the Company, the Manager and all members with immediate effect.

3.	Confirmation of LLC Agreement: Except as otherwise expressly provided in this Amendment, all of the terms of the LLC Agreement shall remain unchanged and continue in full force and effect.

4.	Governing Law: This Amendment shall be governed by, and construed in accordance with, the laws of the Cayman Islands.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as a deed on the date first set forth above

Grayscale Investments, LLC

as Manager

By:

/s/ Michael Sonnenshein
Name: Michael Sonnenshein
Title: CEO